Exhibit 99.1

                        COSI REPORTS SECOND QUARTER SALES

DEERFIELD, Ill., July 19, 2005 -- Cosi, Inc. (Nasdaq: COSI), the premium, convenience restaurant company, today reported that restaurant revenues for the second quarter ended July 4, 2005 were $30.6 million, compared to revenues of $29.0 million in the second quarter ended June 28, 2004. At the end of the 2005 second quarter, Cosi operated 92 Company-owned restaurants, compared to 87 Company-owned restaurants at the end of the 2004 second quarter.

Comparable restaurant sales in the second quarter of 2005, as measured for restaurants in operation for more than 15 months, increased approximately 6.4% over the second quarter of 2004. Cosi has achieved comparable restaurant sales growth for 15 consecutive quarters.

Cosi stated that, based on its comparable restaurant sales growth of 7.8% for the first half of the year, it expects to surpass its previously-issued guidance of 4%-5% comparable restaurant sales growth for the full year, and that it intends to provide new guidance for both full-year comparable restaurant sales and earnings per share when it issues second quarter results on August 11th. Information for accessing Cosi's August 12th investment community conference call is provided below.

During the quarter, a total of three new Cosi restaurants were opened, and one was closed. A full franchise restaurant was opened in Lexington, KY, and the Company also launched with a franchise partner a new 'grab and go' Cosi concept, Cosi Pronto! at New York's LaGuardia Airport. During the second quarter, Cosi also opened one new Company-owned location, in Chicago. On July 12, Cosi re-opened a newly re-modeled restaurant on Pennsylvania Avenue in Washington, DC.

Kevin Armstrong, Cosi's President and Chief Executive Officer, stated, "Cosi's second quarter sales performance underscores the strength of our brand, as well as our ability to capitalize on the increasing consumer demand for premium convenience dining. This sales performance was complemented by performance towards Cosi's growth projections, as franchisees opened two new locations and we opened one new Company-owned location and one re-modeled restaurant during the quarter. All of these locations employ Cosi's prototype restaurant design, which is proving its operational excellence and customer appeal in new geographic regions and across multiple operating formats. We were also very gratified by the response to Cosi's public offering of stock, the proceeds of which will be used primarily in the development of new Company-owned restaurants. As we pursue our growth strategy and plans, we are confident that the operating efficiencies from our prototype restaurant design will become increasingly apparent to our shareholders."


Second Quarter 2005 Teleconference and Webcast Information
----------------------------------------------------------

Members of Cosi's senior management team will host a teleconference and webcast at 8:30 a.m. ET on Friday, August 12th to discuss the Company's second quarter 2005 financial results.

To participate in the teleconference, investors and analysts are invited to call 866-202-4683 in the U.S., or 617-213-8846 outside of the U.S., and reference participant code 94721998. The conference call will also be webcast simultaneously by accessing http://www.getcosi.com/about_company.htm.

A replay will be available following the call until 12:00 AM ET on August 19, 2005. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code 65674169.


About Cosi, Inc.

Cosi (http://www.getcosi.com) is the premium, convenience restaurant that offers breakfast, lunch, afternoon coffee, dinner and dessert menus full of creative, fresh, flavorful foods and beverages. Cosi has developed featured foods that are built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants.

The Cosi menu features, Cosi sandwiches, freshly tossed salads, Cosi Melts, soups, Cosi bagels, pizzas, S'mores and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed place that always provides a fresh and new dining experience.

The Cosi vision is to become America's favorite quality, convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury. Cosi currently has 92 Company-owned and two franchise restaurants in seventeen states, including Massachusetts, Connecticut, New York, New Jersey, Pennsylvania, Virginia, Maryland, Illinois, Ohio, Michigan, Wisconsin, Florida, Georgia, Tennessee, Washington, California, Kentucky, and the District of Columbia.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

Media Contact:                                        Investor Contact:
Jon Morgan or Adam Weiner                             Cynthia Jamison
Kekst and Company                                     Cosi, Inc.
(212) 521-4800                                        (847) 597-8801